Exhibit 10.1
SECOND AMENDMENT TO
AMENDED AND RESTATED LEASE AGREEMENT

THIS SECOND AMENDMENT TO AMENDED AND RESTATED LEASE AGREEMENT (this “Second Amendment”) is dated as of January 29, 2019. The parties to this Second Amendment are EMMA INVESTMENTS, LLC, a Florida limited liability company (“Lessor”) and FARO TECHNOLOGIES, INC., a Florida corporation (“Lessee”).

BACKGROUND FACTS

A.    Lessor and Lessee entered into that certain Amended and Restated Lease Agreement on October 12, 2009 (the “Original Lease”), as modified by that certain First Amendment to Amended and Restated Lease Agreement May 14, 2014, (the “First Amendment”) (with the Original Lease, as modified by the First Amendment, being collectively referred to as the “Lease”), whereby Lessee leased the property and improvements located at 125 Technology Park, Lake Mary, Florida, more specifically described on Exhibit “A” to the Original Lease (the “Premises”) constituting, primarily, of a warehouse and office facility (the “Building”).

B.    Lessor and Lessee do now desire to extend the term of the Lease and otherwise modify the Lease in accordance with the terms and conditions set forth below.

TERMS AND CONDITIONS

NOW, THEREFORE, in consideration of the sum of Ten and No/100 Dollars ($10.00) paid by Lessee to Lessor and the mutual covenants contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, Lessor and Lessee agree as follows (with capitalized terms not defined in this Second Amendment having the same meaning as set forth for such terms in the Lease):

1.    Background Facts. The above Background Facts are true and correct and are hereby incorporated by this reference as if set forth in their entirety.

2.    Acknowledgments and Representations. Lessee hereby acknowledges, agrees and confirms that: (i) Lessor has complied with all terms and conditions of the Lease; (ii) no construction obligations remain to be performed by Lessor (specifically, without limitation, Lessee and Lessor agree that all Lessor’s Work described in Section 7 of the First Amendment has been satisfied/completed); (iii) as of the date of this Second Amendment, Lessee has no right to any credit, claim, cause of action, offset or similar charge against Lessor or against the Rent, additional rent or any other sum due Lessor under the Lease; (iv) except for this Second Amendment, the Lease has not been modified in any respect; (v) as of the date of this Second Amendment, the Premises consists of all the property and improvements located at 125 Technology Park, Lake Mary, Florida; and (vi) the Lease Term is currently scheduled to expire on June 30, 2019.

3.    Inspection. Lessee has accepted possession and taken occupancy of the Premises in its “As Is” condition, excepting those improvements anticipated herein, and the taking of occupancy or possession of the whole or any part of the Premises by or on behalf of Lessee is conclusive evidence, as against the Lessee, that at the time such possession or occupancy was so taken, Lessee accepted possession thereof, anticipating the performance of the improvements described herein, and that the Premises was in good and satisfactory condition.

4.    Term and Option Term. Section 3.01 of the Lease is hereby modified so that the “Primary Term” of the Lease is extended through March 31, 2025. In this regard, Lessee acknowledges that Lessee is not entitled to any further renewal option or extension of the Term, except the Option Term as restated in the First Amendment. The base rental rate for the first year of the Option Term, if properly and timely elected, shall be no lower than the base rental rate for the previous lease year but otherwise at the then Fair Market Value for comparable single-story “flex” properties in the same submarket. “Fair Market Value” shall mean the base rental rate for leases then being renewed or for new leases then being entered into of similar quality, size, utility and location in the surrounding submarket, with the length of the Option Term, the credit standing of the Lessee, as well as any tenant inducements (e.g. tenant improvement allowance) taken into account. Base rent shall increase during the Option Term as set forth in the First Amendment. The date by which the Option Term must be exercised shall be changed to March 31, 2024. Within fifteen (15) days following Lessee’s timely exercise of election of the Option Term, Lessor shall deliver written notice to Lessee of Lessor’s estimation as to the fair market base rent rate. The parties shall thereafter negotiate in good faith in an effort to agree upon the fair market base rent rate for the first year of the Option Term. If the parties are unable to agree on the fair market base rent rate for the first year of the Option Term within sixty (60) days following Lessee’s notice of election, each party shall, within ten (10) days of such date, employ a qualified real estate professional, with at least five (5) years experience immediately prior to the date in question, to appraise and establish the fair market base rent rate for similar leases. The two real estate professionals thus appointed shall meet promptly and attempt to agree upon and establish said rate or, upon failing to do so, shall then jointly designate a third real estate professional within fifteen (15) days of their appointment. Within fifteen (15) days after selection of the third real estate professional, such professional shall select the fair market base rent rate proposed by either Lessee’s or Lessor’s real estate professional as the amount more reflective of the fair market base rent rate. Such determination shall be finally determinative of such fair market base rent rate. Each of the parties shall pay the cost of its own real estate professional and bear one-half (1/2) of the cost of the third real estate professional. The Option Term is personal to Lessee (including entities affiliated with Lessee, to whom Lessee may assign this Lease without requirement of approval of Lessor under the terms of Paragraph 25.01 of the Lease as restated in the First Amendment) and shall be null and void in the event of any other assignment of this Lease.

5.    Rental. Given the extension of the Primary Term of the Lease granted herein, the base rent owed by Lessee to Lessor under Section 4.02(b) of the Lease is hereby modified as follows:

(a)
With respect to the Premises, Lessee shall continue to pay Rent and additional rent (including all sums payable under the Lease) in accordance with the existing terms and conditions and as otherwise required by Lessor through June 30, 2019.

(b)
Commencing on July 1, 2019, and continuing until the new scheduled expiration of the Primary Term (i.e., as provided above), Lessee shall then pay to Lessor, as minimum base rent for the use and occupancy of the Premises, the following amounts (plus all sales and use taxes levied thereon, as applicable) without deduction, set off, demand or notice, in equal monthly installments, payable in advance on the first day of each month (which sums are in addition to the payment obligations discussed in the immediately preceding paragraph, as well as all other sums due under the Lease):

Period        Monthly

Period	Period Base Rent Base Rent

From July 1, 2019 -
August 31, 2019        $0.00        $0.00

From September 1, 2019 -
June 30, 2020            $324,596.80    $32,459.68

From July 1, 2020 -
June 30, 2021            $401,201.64    $33,433.47

From July 1, 2021 -
June 30, 2022            $413,237.64    $34,436.47

From July 1, 2022 -
June 30, 2023            $425,634.72    $35,469.56
From July 1, 2023 -
June 30, 2024            $438,403.80    $36,533.65

From July 1, 2024 -
March 31, 2025        $338,666.93    $37,629.66

Except as expressly modified by this Article, Lessee shall continue to be fully responsible for all Rent, additional rent and all other sums and payments as set forth in the Lease for the Premises. For the sake of clarity, as regards the months of July and August 2019, Lessee shall be responsible for additional rent and all other sums and payments as set forth in the Lease for the Premises, except base rent.

6.    Tenant Improvements Allowance. Lessor shall reimburse Lessee for certain funds expended by Lessee toward the design and construction of certain tenant improvements made to the Premises at Lessee’s direction in accordance with the conditions of this section. All tenant improvements must be made within the constraints of the Lease including, without limitation Paragraph 14.01 of the Original Lease. Lessor shall reimburse, as a one-time expense to Lessor, hard and soft costs associated with Lessee’s refurbishment and/or modification of the interior of the Premises up to the sum of One Hundred Nine Thousand Two Hundred Three and No/100 Dollars ($109,203.00), on or before ten (10) days following the last to occur of the following events:

(a)     Lessee’s written notice to Lessor of completion of all tenant improvements as described in this section, plus an additional period of ten (10) days thereafter to allow Lessor to inspect same to ensure completion;

(b)     delivery by Lessee to Lessor of all necessary paperwork to clear the property of any potential or actual liens arising from such improvements; and

(c)     delivery by Lessee of written evidence of the amount expended by Lessee toward the design or construction of the tenant improvements made to the Premises.

The amount due and payable by Lessor to Lessee shall be the total amount spent by Lessee in the design and construction of the tenant improvements herein described, up to a maximum reimbursement of One Hundred Nine Thousand Two Hundred Three and No/100 Dollars ($109,203.00). With the exception of Lessor's agreement to provide reimbursement funds as described in this section, Lessee agrees to and does accept the Premises in its "as-is" condition as of the execution of this Second Amendment. All tenant improvements and the reimbursement described in this paragraph shall be completed by March 31, 2021. If the tenant improvements and the reimbursement described in this paragraph are not completed March 31, 2021, the described reimbursement shall be deemed waived by Lessee and, as a result, no reimbursement shall be due from Lessor.

7.    Assignment and Subletting. Under Paragraph 25.01 of the Lease, as restated in the First Amendment, “an entity affiliated with Lessee” shall mean any other party who directly or indirectly controls, or is controlled by, or is under common control with Lessee. As used in this definition, the term “control” (including the terms “controls,” “controlled by,” or “under common control with”), as applied to Lessee, means the possession, direct or indirect, of the power to direct or cause the direction or the management and policies of Lessee, whether through ownership of voting securities, by contract or otherwise. Lessee must provide notice to Lessor of any assignment or sublease sought under Paragraph 25.01. Lessor’s acceptance of Rent or additional rent from any other person or entity shall not be deemed a waiver of any of the provisions of the Lease or to be a consent to an assignment of the Lease or a subletting of the Premises.

8.    Brokers. Lessee represents and warrants that Lessee has not dealt with any brokers, finders or similar parties with respect to the negotiations and/or terms contained in this Second Amendment except Nick Poole and Darryl Hoffman of Jones Lang LaSalle Brokerage Inc. (“Broker”). Lessee agrees to indemnify and hold Lessor harmless from and against any and all claims, damages, liability, costs and expenses, including, but not limited to, reasonable attorneys' fees, including any related to appellate proceedings, that may arise from any claims or demands of any broker(s), finder(s) or similar party(ies) having dealt with or through Lessee and/or alleging to have dealt with or through Lessee, other than Broker, for any commission alleged to be due in connection with this Second Amendment. Lessor agrees that it shall be responsible for a 3% brokerage commission payable to Broker based upon the total base rent anticipated from September 2019 through March 2025, which commission shall be due to Broker in connection with this Second Amendment within fifteen (15) days following full execution hereof.

9.    Ratification. Lessee hereby represents and warrants to Lessor that (i) the execution and delivery of this Second Amendment has been fully authorized by all necessary company action and (ii) the person executing this Second Amendment has the requisite authority to do so and has the authority and power to bind Lessee on whose behalf such party has signed.

10.    Conflict. In the event of any conflict between the terms of this Second Amendment and the terms of the Lease, it is expressly agreed that the terms of this Second Amendment shall control. Except as modified, amended or supplemented by the provisions of this Second Amendment, all of the terms, obligations and conditions of the Lease are hereby ratified and shall remain in full force and effect.

11.    Irrevocable. Once this Second Amendment is fully executed by Lessee, Lessee's right to then revoke its signature or execution shall be void. Further, Lessor and Lessee acknowledge and agree that this Second Amendment shall become fully effective and binding upon the parties hereto upon the signing of Lessor and Lessee. The submission of this Second Amendment by Lessor shall not be deemed an offer by Lessor and shall not be binding upon Lessor until, and unless, Lessor, in Lessor's sole and absolute discretion, executes this Second Amendment.

IN WITNESS WHEREOF, Lessor and Lessee have caused this Second Amendment to be executed as of the day and year first above written.

LESSOR

WITNESSES	EMMA INVESTMENTS, LLC

/s/ Sally A Scala
Witness Signature                    /s/Andre Hickman
ANDRE’ F. HICKMAN, Manager
/s/ Paul Sills
Witness Signature

LESSEE

FARO TECHNOLOGIES, INC.
/s/ Nancy Setteducati
Witness Signature                    By: /s/ Robert E. Seidel
Name Printed: Robert E. Seidel
Title: Chief Financial Officer
/s/ Jody Gale                        Tax ID: 59-3157093
Witness Signature